Exhibit 10.2

AMENDMENT NO. 5 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDMENT NO. 5 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of August 26, 2016 is by and among OMNOVA Solutions Inc. (the “Borrower”), the financial institutions party to this Amendment, as Lenders, and JPMorgan Chase Bank, N.A., as Agent for the Lenders. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).
RECITALS
WHEREAS, Agent, the Lenders named therein and the Borrower are parties to that certain Second Amended and Restated Credit Agreement, dated as of December 9, 2010 (as amended, the “Credit Agreement”); and
WHEREAS, the Borrower has requested that Agent and Lenders, and Agent and Lenders have agreed to, amend the Credit Agreement as described herein and upon the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
SECTION 1.Amendment to the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 8 hereof, the parties hereto hereby agree to the following amendments:
(a)Section 1.1 of the Credit Agreement is hereby amended by replacing the amount of “$100,000,000” with the amount of “$90,000,000”.
(b)Section 2.4 of the Credit Agreement is hereby amended and restated to read as follows:
“2.4 Fee Letter
The Borrowers agree to pay the Agent the fees set forth in the fee letter dated August 4, 2016, among Agent and Borrower at the times set forth therein.”
(c)Section 4.1 of the Credit Agreement is hereby amended by adding a new clause (f) to the end thereof to read as follows:
“(f) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA.”
(d)Section 6 of the Credit Agreement is hereby amended to add a new Section 6.33 to the end thereof to read as follows:
“6.33 Anti-Corruption Laws and Sanctions. Each Borrower and Guarantor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Person, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Person, its Subsidiaries and their respective officers and employees and, to the knowledge of such Person, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower, Guarantor, any Subsidiary or, to the knowledge of any such Person or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Person or Subsidiary any agent of such Person or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.”
(e)Section 7.3 of the Credit Agreement is hereby amended by adding the following new sentence to the end thereof to read as follows:
“Each Borrower and Guarantor will maintain in effect and enforce policies and procedures designed to promote compliance by such Person, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”
(f)Section 7.9 of the Credit Agreement is hereby amended by deleting existing clause (o) therefrom and adding the following new clauses (o) and (p) to the end thereof:
“(o) to the extent the Borrower and its Subsidiaries comply with the requirements of Section 7.30 and the Security Agreement, the Borrower and its Subsidiaries may complete any restructuring, regardless of whether accomplished by liquidation, contribution, distribution, merger, amalgamation or any other technique, whereby the ownership of Foreign Subsidiaries is changed, so long as each such Foreign Subsidiary that is a

Subsidiary of the Borrower prior to such restructuring and is intended to remain in existence following such restructuring remains, directly or indirectly, a Subsidiary of the Borrower after such restructuring; and
(p) in addition to the foregoing, the Borrower and/or certain Guarantors may transfer, directly or indirectly, in one transaction or a series of transactions, Intercompany Notes owed to the Borrower or a wholly-owned Subsidiary by a wholly-owned Subsidiary, so long as the promissory notes that the Borrower or such Guarantor will obtain in connection with the transfer thereof are pledged as additional collateral security for the Obligations and promptly delivered to the Agent, together with instruments of transfer duly executed in blank, in accordance with the Intercreditor Agreement and the Security Agreement (in which case the Agent shall be deemed to have released their lien on such notes transferred by the Borrower and/or certain Guarantors, as applicable).”
(g)Section 7.10(c) of the Credit Agreement is hereby amended and restated to read as follows:
“(c)    Omnova may pay cash Dividends so long as the Payment Condition is satisfied.
(h)Section 7.10 of the Credit Agreement is hereby amended by adding the following new clauses (d) and (e) to the end of Section 7.10 to read as follows:
“(d)    the Borrower and any of its Subsidiaries may declare and pay Dividends payable solely in the common stock or other equity interests that is not Disqualified Stock of such Person; and
(e)    so long as no Default or Event of Default has occurred and is continuing, the Borrower and any of its Subsidiaries may make Dividends in an amount not to exceed $5,000,000 per fiscal year to pay for the repurchase, retirement or other acquisition or retirement for value of equity interests (other than Disqualified Stock) of the Borrower pursuant to and in accordance with employment contracts, stock option plans or other benefit plans or similar arrangements for consultants, management (including directors and officers) or employees of the Borrower and any of its Subsidiaries.”
(i)Sections 7.11(vii), (xvii) and (xviii) of the Credit Agreement are each hereby amended and restated to read as follows:
“(vii)    the Borrower and its Subsidiaries may make intercompany loans to, or investments in, any of its Foreign Subsidiaries in the form of cash or Cash Equivalents or in connection with the conversion of an account receivable for Inventory sold pursuant to Section 7.9(l) into an intercompany loan so long as in each case (A) the Payment Condition is satisfied and (B) each such intercompany loan shall be evidenced by an Intercompany Note and if such Intercompany Note is issued to a Borrower or a Guarantor, it shall be pledged to the Agent pursuant to the Pledge Agreement;”
“(xvii)    in addition to the other exceptions set forth in this Section 7.11, Omnova and its Subsidiaries may make additional Restricted Investments after the Closing Date to the extent not otherwise permitted under this Section 7.11 so long as the Payment Condition is satisfied;”
“(xviii) investments made in the Asian Latex Businesses in an aggregate amount not to exceed $25,000,000 so long as the Payment Condition is satisfied; and”
(j)Section 7.12 of the Credit Agreement is deleted in its entirety and replaced with “[reserved]”.
(k)Section 7.13 of the Credit Agreement is amended by (x) replacing the amount of “$10,000,000” set forth in Section 7.13(i) with the amount of “$15,000,000”, (y) amending and restating Section 7.13(g) to read as follows and (z) adding three new Sections (o), (p) and (q) to the end thereof to read as follows:
“(g) Debt of the Borrowers and Guarantors arising under the Term Loan Documents (or any Permitted Refinancing Debt of the Term Loan Agreement) in an aggregate principal amount not to exceed $350,000,000, less the aggregate principal amount of all principal repayments from and after the Fifth Amendment Date; provided, that the principal amount thereof may be increased by an aggregate amount not to exceed the amount permitted under Sections 2.15(a)(iv) and 8.04(xi) of the Term Loan Agreement as such Term Loan Agreement is in effect on the Fifth Amendment Date so long as (i) no Default or Event of Default shall have occurred and then be continuing immediately before or after giving effect to such increase; (ii) after giving pro forma effect to the incurrence of such additional Debt and the use of proceeds thereof, the Senior Secured Net Leverage Ratio (as defined and calculated under the Term Loan Agreement as in effect on the Fifth Amendment Date) as of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 5.2 does not exceed 4.00:1.00, (iii) the maturity date of such additional Debt shall not be prior to the scheduled maturity date of the Debt under the Term Loan Agreement as in effect on Fifth Amendment Date, (iv) the amortization payments in respect of such additional Debt shall be no more than ratable with the amortization payments under the Term Loan Agreement as in effect on Fifth Amendment Date, (v) the interest rate margins in respect of such any additional Debt incurred within 12 months of the Fifth Amendment Date shall not be increased by more than 50 basis points over those in effect on Fifth Amendment Date and (vi) such Debt shall satisfy all the requirements of Sections 2.15 and 8.04(xi) of the Term Loan Agreement as in effect on Fifth Amendment Date.

(o) Debt consisting of supply chain finance services, including, without limitation, trade payable services and supplier accounts receivable purchases, in each case, in the ordinary course of business; provided, that such Indebtedness shall not relate to, or be secured by, Revolving Credit Primary Collateral;
(p) the Senior Notes, subject to the immediate deposit of the redemption funds with the trustee under the Senior Note Documents and contemporaneous satisfaction and discharge of the Senior Note Documents in accordance with the terms of the Indenture on or about the Fifth Amendment Date; and
(q) Debt permitted by Section 8.04(xiii) of the Term Loan Agreement as in effect on the Fifth Amendment Date.”
(l)Section 7.14(c) of the Credit Agreement is hereby amended and restated to read as follows:
“(c) Debt under the Term Loan Agreement and any other Debt (other than the Obligations) so long as at the time of, and after giving effect to, such prepayment or redemption, the Payment Condition is satisfied.”
(m)Section 7.18 of the Credit Agreement is hereby amended by adding the following new clauses (q), (r), (s) and (t) at the end thereto to read as follows:
“(q) Liens on the Collateral securing Debt permitted under Sections 8.04(xiii)(x) and (y) and (xviii) of the Term Loan Credit Agreement as in effect on the Fifth Amendment Date; provided that any Liens securing Debt permitted under Section 8.04(xviii) (i) shall not exceed, in the aggregate at any one time outstanding, $15,000,000 and (ii) are limited to Liens on the assets related to such supply chain finance services which shall not include any Revolving Credit Primary Collateral; provided, further, any such Debt permitted under Section 8.04(xiii)(x) and (y) satisfies the requirements in Section 8.04(xiii) of the Term Loan Agreement as in effect on the Fifth Amendment Date, as applicable, and such Liens have the priority specified therein and are subject to the intercreditor agreements specified therein (and for the avoidance of doubt, to the extent such Liens are on Revolving Primary Collateral, they shall be junior Liens subject to such intercreditor agreements);
“(r) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of investments permitted by this Agreement, provided that such liens (i) attach only to such investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(s) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods solely to the extent the following conditions are satisfied: (i) such Liens secure obligations that are being contested in good faith by appropriate proceedings, (ii) the applicable Borrower or Guarantor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation and (iv) such Liens are not on assets included in the Borrowing Base; and
(t) Permitted Encumbrances (as defined in the Term Loan Credit Agreement as in effect on the Fifth Amendment Date).”
(n)Section 7.27 of the Credit Agreement is hereby amended and restated to read as follows:
“7.27 Amendment and Restatement. The Borrower shall, and shall cause its Subsidiaries to, amend and restate this Agreement and the Security Agreement based upon negotiations commencing with the Agent’s most recent forms of credit agreement and security agreement (in the manner substantially similar to the documents provided to the Borrower on or about August 12, 2016), and deliver in support thereof such applicable schedules, officer certificates, opinions and other closing documents on a basis similar to those provided in connection with Amendment No. 5 to this Agreement, in each case no later than November 30, 2016, or such later date as the parties may agree.”
(o)Annex A to the Credit Agreement (Definitions) is hereby amended by amending and restating the following defined terms to read as follows:
“Applicable Margin” means,

(i)	with respect to CBFR Revolving Loans and all other Obligations, 0.50%;

(ii)	with respect to Eurodollar Revolving Loans, 1.50%; and

(iii)	with respect to the Letter of Credit Fee, the Applicable Margin for Eurodollar Revolving Loans.
The Applicable Margins shall be at Level I below from and after the Fifth Amendment Date and shall be adjusted (up or down) on a quarterly basis as determined by the Borrowers’ average daily Availability for the Fiscal Quarter then ending and shall be effective on the first day of each Fiscal Quarter (commencing with the Fiscal Quarter commencing December 1, 2016). Adjustments in Applicable Margins shall be determined by reference to the following grid:

Level	If the Average Daily Availability is:	Eurodollar Revolving Loans Applicable Margins:	CBFR Revolving Loans Applicable Margins:
I	> $50,000,000	1.50%	0.50%
II	< $50,000,000 but ≥ $25,000,000	1.75%	0.75%
III	< $25,000,0000	2.00%	1.00%

If Borrower Representative fails to deliver the Borrowing Base Certificate to the Agent at the time required pursuant to Section 5.2(k), then the Applicable Margins shall be the highest level set forth in the foregoing grid until five days after such Borrowing Base Certificate is so delivered. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, no reduction may occur until the first day of the first Fiscal Quarter following the date on which such Default or Event of Default is waived or cured.
“Consolidated EBITDA” means
“Consolidated EBITDA” shall mean, for any period, the sum of Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:
(1)    Interest Expense;
(2)    income tax expense determined on a consolidated basis in accordance with GAAP;
(3)    depreciation expense determined on a consolidated basis in accordance with GAAP;
(4)    amortization expense determined on a consolidated basis in accordance with GAAP;
(5)    amounts attributable to minority interest;
(6)    any extraordinary non-cash charge (including any impairment charge or asset write-off pursuant to GAAP) (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);
(7)    all costs and expenses arising from or related to the satisfaction and discharge of the Senior Notes and the incurrence of loans under the Term Loan Credit Agreement and the amendment of this Agreement, in each case, on or about August 26, 2016;
(8)    non-cash stock compensation, including any non-cash expenses arising from stock options, stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements;
(9)    to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss;
(10)    [reserved];
(11)    one-time cash charges associated with plant closures, strikes and other restructuring charges, in all cases not exceeding $6,000,000 in the aggregate prior to the Stated Termination Date;
(12)    to the extent non-recurring and not capitalized, any fees, costs and expenses of the Borrower and its Subsidiaries incurred as a result of Permitted Acquisitions, Investments, asset sales permitted hereunder and the issuance, repayment or amendment of equity interests or Indebtedness permitted hereunder (in each case, whether or not consummated);
(13)    any non-cash impairment charges or asset write-off or write-down resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 or any related subsequent Statement of Financial Accounting Standards or Accounting Standards Codification; and
(14)    non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 or any related subsequent Statement of Financial Accounting Standards or Accounting Standards Codification;
provided that Consolidated EBITDA shall be reduced by the following:
(a)    all non-cash items increasing such Consolidated Net Income (excluding (v) any non-cash item to the extent that it represents an accrual of cash receipts to be received in a subsequent period, (w) income from pension plans, retiree health plans and adjustments to last-in-first-out reserves, (x) the amount attributable to minority interests, (y) any non-cash item to the extent it represents the reversal in such period of an accrual of, or reserve for, potential cash expense that reduced Consolidated EBITDA in a prior period and (z) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period); and
(b)    amounts paid in cash as dividends or other distributions to holders of minority interests;
provided, further, that for the purposes of determining the Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the Leverage Ratio, (a) any gain or loss arising from extraordinary items, as determined in accordance with GAAP, or (b) from any non-recurring charges consisting of charges for restructurings, reductions in work force, and plant closing and consolidations and other non-recurring charges not to exceed $5,000,000 for any 12 month period for all such items in the aggregate, shall not be included in the calculation of Consolidated EBITDA related thereto.
“Disqualified Stock” means with respect to any Person, any equity interests which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; or
(2)    is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after the latest then applicable Stated Termination Date and for consideration that is not Qualified Stock;
provided that any class of equity interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Qualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Debt, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Qualified Stock; provided, further, that (a) only the portion of any issuance of equity interests which is within the scope of clauses (1) or (2) above shall be deemed to be Disqualified Stock, (b) with respect to any equity interests issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such equity interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of equity interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of equity interests that are not Disqualified Stock, such equity interests shall not be deemed to be Disqualified Stock, and (c) any equity interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such equity interests is convertible, exchangeable or exercisable) the right to require the Borrower or any Subsidiary to redeem or purchase such equity interests upon the occurrence of a change in control or an asset sale occurring prior to the latest then applicable Stated Termination Date shall not constitute Disqualified Stock if such equity interests specifically provides that the Borrower or such Subsidiary will not redeem or purchase any such equity interests pursuant to such provisions prior to the Borrower’s repayment and termination of the Credit Agreement. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement dated as of August 26, 2016 by and among Agent, Deutsche Bank AG New York Branch, as collateral agent under the Term Loan Agreement and Borrower.
“Letter of Credit Subfacility” means $5,000,000.
“Maximum Revolver Amount” means $90,000,000, as may be increased from time to time in accordance with provisions of Section 1.2(j).
“Permitted Acquisition” means the acquisition by the Borrower or a wholly-owned Subsidiary of all or substantially all of the assets of a Person constituting, or more than 50% of the equity securities of a Person engaged in, a business (the “Target”), in each case subject to the satisfaction of the following conditions:
(i)    such Permitted Acquisition shall only involve a business, or those assets of a business, in the lines of business conducted by the Borrower and its Subsidiaries on the Closing Date and any business similar, ancillary or related thereto or which constitutes a reasonable extension or expansion thereof, including in connection with the Borrower’s existing and future technology, trademarks and patents;
(ii)    such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors or the same shall have been approved by the United States Bankruptcy Court or United States District Court having jurisdiction over the bankruptcy estate of the Target;
(iii)    no additional Indebtedness shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Borrower and the Target after giving effect to such Permitted Acquisition, except ordinary course payables, accrued expenses and unsecured Indebtedness of Target or as otherwise permitted by Section 8.04; and
(iv)    the Payment Condition is satisfied.
Notwithstanding anything to the contrary contained in the immediately preceding sentence, (A) an acquisition shall be a Permitted Acquisition only if all requirements of Section 7.11(xiv) are met with respect thereto and (B) the Accounts and Inventory of the Target shall not be included in Eligible Accounts and Eligible Inventory without the prior written consent of Agent and Required Lenders, and upon such approval, the Target (to the extent such Permitted Acquisition is of the equity securities of a Person organized within the United States) shall execute a joinder agreement, in form and substance satisfactory to Agent and Borrower, pursuant to which the Target becomes a Borrower under this Agreement and the other Loan Documents.
“Stated Termination Date” means August 26, 2021.
“Term Loan Agreement” means that certain Amended and Restated Term Loan Credit Agreement, dated as of the date hereof (as amended), by and among Omnova, Deutsche Bank AG New York Branch, as agent and the lenders party thereto pursuant to which such lenders extended to Omnova a term loan facility in the aggregate principal amount not to exceed $350,000,000 as of the Fifth Amendment Date as such amount may be increased as permitted under Section 7.13 hereof (as amended, restated, supplemented, modified, replaced or refinanced from time to time as permitted by the Intercreditor Agreement).
(p)Annex A to the Credit Agreement (Definitions) is hereby amended by adding the following new defined terms in their proper alphabetical order to read as follows:
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“FATCA” means Sections 1471 through 1474 of the Code, as of August 1, 2016 (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Fifth Amendment Date” means August 26, 2016.
“Payment Condition” shall be deemed to be satisfied in connection with any transactions described in this Agreement if:
(A)    no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such transaction;
(B)    immediately after giving effect to such transaction, the Borrower shall have (1) Availability calculated on a pro forma basis after giving effect to such transaction of not less than 25% of the Maximum Revolver Amount, or (2) (x) Availability calculated on a pro forma basis after giving effect to such transaction of not less than 17.5% of the Maximum Revolver Amount and (y) a Fixed Charge Coverage Ratio for the trailing twelve months calculated on a pro forma basis after giving effect to such transaction of greater than 1.20 to 1.00; and

(C)    The Borrower shall have delivered to the Agent a certificate in form and substance reasonably satisfactory to the Agent certifying as to the items described in (A) and (B) above and attaching calculations for item (B).
“Revolving Credit Primary Collateral” has the meaning assigned to it in the Intercreditor Agreement.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of August 1, 2016, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
(q)The definitions of “Adjusted One Month Eurodollar Rate” and “Eurodollar Rate” set forth in Annex A to the Credit Agreement are each hereby amended by adding the following new sentence to the end of each such definition:
“Notwithstanding anything herein to the contrary, to the extent any such quoted or displayed rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”
(r)[reserved]
(s)Schedule 1.2 (Lenders’ Commitments) is hereby amended and restated in the form of Annex A to this Amendment;
SECTION 2.Representations And Warranties of Borrowers. Borrower represents and warrants that:
(a)    the execution, delivery and performance by such Borrower of this Amendment has been duly authorized by all necessary corporate action and is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);
(b)    each of the representations and warranties contained in the Credit Agreement, as amended hereby, is true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to a specified date, in which case such representations and warranties were true and correct in all material respects as of such specified date);
(c)    no Event of Default shall have occurred and be continuing under the Credit Agreement after giving effect to this Amendment; and
(d)    neither the execution, delivery and performance of this Amendment nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of such Borrower’s certificate or articles of incorporation or bylaws, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Borrower is a party or by which it or any of its property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document, a copy of which has been delivered to Agent on or before the date hereof.
SECTION 3.Acknowledgments Regarding Credit Agreement.
(a)    Except as specifically amended above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. The parties hereto agree that this Amendment shall constitute a Loan Document.
(b)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or the Lenders under the Credit Agreement or any other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Documents. Upon the effectiveness of this Amendment, each reference in the Credit Agreement and the other Loan Documents to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.
(c)    Borrower hereby acknowledges and agrees that there is no defense, setoff or counterclaim of any kind, nature or description to the Obligations or the payment thereof when due.
(d)    Each Guarantor hereby reaffirms its guarantee of the Obligations, taking into account the provisions of this Amendment.

SECTION 4.Costs And Expenses. As provided in Section 13.7 of the Credit Agreement, the Borrower agrees to reimburse Agent for all fees, reasonable out-of-pocket costs and expenses of the Agent (including attorney costs) in connection with the preparation, execution, delivery and administration of this Amendment (and the other documents to be delivered in connection herewith).
SECTION 5.Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.
SECTION 6.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.
SECTION 7.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
SECTION 8.Effectiveness. This Amendment shall become effective (the “Amendment Effective Date”) upon:
(a)    Receipt by the Agent of duly executed counterparts to this Amendment by the Borrower, Guarantors and the Lenders;
(b)     The Agent shall have received the documents set forth on the closing checklist attached as Annex B hereto;
(c)     The Agent shall have received all fees required to be paid pursuant to that certain fee letter dated as of August 4, 2016 between Agent and the Borrower; and
(d)     The Agent shall have received evidence that the term loans under the Term Loan Agreement are being contemporaneously funded in the amount of $350,000,000 and that Borrower has effected a satisfaction and discharge of the Senior Notes accompanied by an obligation to deposit the redemption amount with the trustee under the Senior Note Documents and satisfaction and discharge of the Senior Note Documents.

[Signature Pages Follow]

This Amendment No. 5 to Second Amended and Restated Credit Agreement has been executed as of the day and year first above written.
OMNOVA SOLUTIONS INC., as a Borrower
By: /s/ Chester W. Fox
Name: Chester W. Fox
Title: VP, Treasurer & Investor Relations
DECORATIVE PRODUCTS THAILAND, INC., as a Guarantor

By: /s/ Chester W. Fox
Name: Chester W. Fox
Title: Secretary

OMNOVA WALLCOVERING (USA), INC., as a Guarantor

By: /s/ Frank P. Esposito
Name: Frank P. Esposito
Title: Secretary

Amendment No. 5 to Second Amended and Restated Credit Agreement

This Amendment No. 5 to Second Amended and Restated Credit Agreement has been executed as of the day and year first above written.
JPMORGAN CHASE BANK, N.A., as Agent and as a Lender
By: /s/ Randy Abrams
Name: Randy Abrams
Title: Authorized Officer

Amendment No. 5 to Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Carrie Light
Name: Carrie Light
Title: Vice President

Amendment No. 5 to Second Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender
By: /s/ Michael V. Panichi
Name: Michael V. Panichi
Title: S.V.P. Team Lead

Amendment No. 5 to Second Amended and Restated Credit Agreement